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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 4 to the Registration Statement (Form S-3 No. 333-129521) and related Prospectus of ATS Medical, Inc. for the registration of $22,400,000 6% Convertible Redeemable Senior Notes due 2025, warrants to purchase 1,344,000 shares of its common stock and 7,011,200 shares of its common stock issuable upon conversion of the Notes and cash exercise of the warrants and to the incorporation by reference therein of our report dated March 6, 2006, except for
Note 2, as to which the date is July 13, 2006, with respect to the consolidated financial statements and schedules of ATS Medical, Inc., and our report dated March 6, 2006, except for the effects of the material weakness described in the sixth paragraph of management's report, as to which the date is July 13, 2006, with respect to ATS Medical Inc. management's revised assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ATS Medical Inc. included in the Annual Report (Form 10-K/A) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
December 12, 2006